Exhibit 99.1

Recent developments

Credit Facilities Amendment

On April 19, 2020, we received sufficient consents from the continuing lenders under the amended and restated credit agreement dated April 13, 2017 (as amended by Amendment No. 1 dated as of March 14, 2018), among Cedar Fair, Magnum Management Corporation, Canada’s Wonderland Company and Millennium Operations LLC, as borrowers, the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as administrative agent and collateral agent and the other parties thereto, which includes a $750.0 million senior secured term loan facility (the “Term Loan Facility”) and a $275.0 million senior secured revolving credit facility (the “Revolving Facility” and, together with the Term Loan Facility, the “Credit Facilities”), subject to effectiveness after giving effect to the consummation of the offering and the repayment of a portion of the Term Loan Facility with a portion of the proceeds of the offering of the notes, to amend the Credit Facilities (the “Credit Facilities Amendment”) to, among other things, (i) suspend testing of the consolidated leverage ratio for the second, third and fourth quarters of the fiscal year ending December 31, 2020, (ii) add quarterly testing of a senior secured leverage ratio of 4.00 to 1.00 to be tested starting with the first quarter of the fiscal year ending December 31, 2021, which will step down to 3.75 to 1.00 in the fourth quarter of the fiscal year ending December 31, 2021, with the covenant calculation to include consolidated EBITDA from the first quarter of the fiscal year ending December 31, 2021 and the second, third and fourth quarters of the fiscal year ending December 31, 2019 until the fourth quarter of the fiscal year ending December 31, 2021, from and after which time the then current consolidated EBITDA calculations will be used, (iii) add a requirement that Cedar Fair maintain a minimum liquidity level of at least $125.0 million, tested at all times, until the fourth quarter of the fiscal year ending December 31, 2021, (iv) suspend certain restricted payments, certain payments in respect of senior unsecured debt, cash mergers and/or acquisition investments and the incurrence of incremental loans and commitments under the 2017 Credit Agreement (as defined below) until the delivery of the compliance certificate for the fourth quarter of the fiscal year ending December 31, 2021, (v) permit the incurrence of the portion of the notes being offered hereby the proceeds of which are not being applied to repay a portion of the Term Loan Facility, and (vi) increase the margins for revolving loans will be increased to 3.00% per annum for LIBOR or CDOR loans and increased to 2.00% per annum for base rate loans or Canadian prime rate loans, in each case without any step-downs. Additionally, immediately after giving effect to the Credit Facilities Amendment, Cedar Fair will receive additional commitments under the U.S. Revolving Facility of $100.0 million (the “Incremental Facility Amendment”).

Additionally, the Credit Facilities Amendment includes a waiver of any defaults that may have occurred as a result of the failure of Cedar Fair to cause each of Sawmill Creek LLC, California’s Great America LLC, Galveston Waterpark, LLC and New Braunfels Waterpark, LLC (collectively, the “New Guarantors”) to become subsidiary guarantors within the time period required by the 2017 Credit Agreement and/or for such New Guarantors and Cedar Fair Southwest Inc. to grant the liens required by the 2017 Credit Agreement with respect to its property in accordance with the terms and conditions of the applicable security documents and within the time specified by the 2017 Credit Agreement.

A condition to the effectiveness of the Credit Facilities Amendment shall be that immediately prior to the effectiveness of the Credit Facilities Amendment, Cedar Fair or any subsidiary guarantor receives net cash proceeds from the offering of the notes in an amount not less than $464.0 million, which shall be applied to the repayment of the Term Loan Facility in accordance with the 2017 Credit Agreement.

Borrowings Under Revolving Facility

As of April 17, 2020, we had incurred $130.0 million of borrowings under our Revolving Facility (the “2020 Borrowings”). After giving effect to such incurrence we had $129.6 million available to us for borrowing under the Revolving Facility. After giving effect to the Incremental Facility Amendment, we will have approximately $229.6 million available to us for borrowing under the Revolving Facility as of April 17, 2020. See “Capitalization.”

Expected Impairment

Although the process for completing the financial statements for the fiscal quarter ended March 29, 2020 is not yet complete, we expect that those financials will reflect an impairment charge associated with the Schlitterbahn acquisition. The amount of that impairment charge has not yet been finalized.

2